SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 5 )1

SYSTEMAX INC.
(Name of Issuer)

Common Stock, $.01 Par Value
(Title of Class of Securities)

871851 10 1
(CUSIP Number)

December 31, 2000
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|_| Rule 13d-1(c)
|X| Rule 13d-1(d)

          1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 2 of 33Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Richard Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	8,498,524 1,937,212 8,498,524 1,937,12

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,435,736

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 30.60%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 3 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Robert Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	6,654,943 2,037,212 6,654,943 2,037,212

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,692,155

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 25.49%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 4 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Bruce Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	6,654,941 2,037,212 6,654,941 2,037,212

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,692,153

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 25.49%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 5 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Michael Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 6 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Generations Partners, L.P. 11-3296824

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	1,844,083 -0- 1,844,083 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,844,083

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.41%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 7 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Paul Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	231,327 0 231,327 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,327

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [X]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.67%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 8 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Carol Leeds

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	10,000 -0- 10,000 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 9 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Nancy Leeds Bunt

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	466,812 3,200 466,812 3,200

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 470,012

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.38%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 10 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Michele Rosenberg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	2,000 2,273,118 2,000 2,273,118

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,275,118

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.67%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 11 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Richard Leeds Irrevocable Trust 13-7039966

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	438,557 -0- 438,557 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 438,557

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.28%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 12 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Robert Leeds Irrevocable Trust 13-7045037

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	438,557 -0- 438,557 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 438,557

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.28%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 13 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Bruce Leeds Irrevocable Trust 13-7039904

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	438,557 -0- 438,557 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 438,557

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.28%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 14 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The David Leeds Grantor Trust 11-6386642

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	231,327 -0- 231,327 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,327

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.68%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 15 of 33Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Richard Leeds Grantor Retained Annuity Trust 13-7110411

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 16 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Robert Leeds Grantor Retained Annuity Trust 13-7110412

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 17 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Bruce Leeds Grantor Retained Annuity Trust 13-7110407

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 18 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Richard Leeds Grantor Retained Annuity Trust 13-7113589

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	269,149 -0- 269,149 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 269,149

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.79%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 19 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Robert Leeds Grantor Retained Annuity Trust II 13-7113590

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	269,149 -0- 269,149 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 269,149

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.79%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 20 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The 1997 Bruce Leeds Grantor Retained Annuity Trust II 13-7113588

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	269,149 -0- 269,149 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 269,149

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.79%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 21 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GML Partners, L.P. 13-3983149

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	235,850 -0- 235,850 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 235,850

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.69%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 22 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Richard Leeds Family Irrevocable Trust 13-7084941

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	50,000 -0- 50,000 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.15%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 23 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Robert Leeds Family Irrevocable Trust 13-7083942

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	50,000 -0- 50,000 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.15%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No.: 871851 10 1	Page 24 of 33 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Bruce Leeds Family Irrevocable Trust 13-7083943

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	50,000 -0- 50,000 -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.15%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

          Item 1(a). Name of Issuer.

          Systemax Inc. (the "Company")

          Item 1(b). Address of Issuer's Principal Executive Offices.

          22 Harbor Park Drive
          Port Washington, NY 11050

          Item 2(a). Name of Person Filing.

          This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

           Item 2(b). Address of Principal Business Office or, if None, Residence.

(1)	For:

Richard Leeds, Robert Leeds, Bruce Leeds, Generations Partners, L.P., The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust, The Bruce Leeds Irrevocable Trust, The 1997 Richard Leeds Grantor Retained Annuity Trust, The Robert Leeds Grantor Retained Annuity Trust, The 1997 Bruce Leeds Grantor Retained Annuity Trust, The 1997 Richard Leeds Grantor Retained Annuity Trust II, The Robert Leeds Grantor Retained Annuity Trust II, The 1997 Bruce Leeds Grantor Retained Annuity Trust II, The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust:

Systemax Inc. 22 Harbor Park Drive Port Washington, NY 11050

(2)	For:	Michele Rosenberg:

Cornick Garber & Sandler LLP 630 Third Avenue 10th Floor New York, NY 10017

(3)	For:	Michael Leeds and Carol Leeds:

800 South Ocean Boulevard Boca Raton, FL 33432

(4)	For:	Paul Leeds and The David Leeds Grantor Trust:

6141 Hollows Lane Delray Beach, FL 33484

(5)	For:	Nancy Leeds Bunt and GML Partners, L.P.:

320 Central Park West Apt. 10A New York, NY 10025

          Item 2(c). Citizenship.

          Each of the persons filing this statement is a United States citizen, a limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

          Item 2(d). Title of Class of Securities.

          This statement relates to the Company’s Common Stock, par value $.01 per share (the “Common Stock”).

          Item 2(e). CUSIP Number.

          871851 10 1

          Item 3. For Statements Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

          Not applicable.

          Item 4(a), (b) and (c). Ownership.

          Richard Leeds is the beneficial owner of 10,435,736 shares of Common Stock of the Company, representing 30.60% of the total number of shares outstanding as of December 31, 2000. Richard Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 8,498,524 of such shares (including 1,844,083 shares owned by Generations Partners, L.P., a limited partnership of which Richard Leeds is the general partner) and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,515,412 of such shares as co-trustee for trusts for the benefit of his brothers children and 421,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

          Robert Leeds is the beneficial owner of 8,692,155 shares of Common Stock of the Company, representing 25.49% of the total number of shares outstanding as of December 31, 2000. Robert Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,654,943 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,615,412 of such shares as co-trustee for trusts for the benefit of his brothers children and 421,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

          Bruce Leeds is the beneficial owner of 8,692,153 shares of Common Stock of the Company, representing 25.49% of the total number of shares outstanding as of December 31, 2000. Bruce Leeds has (i) sole power to vote or to direct the vote and to dispose or direct the disposition of 6,654,941 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,615,412 of such shares as co-trustee for trusts for the benefit of his brothers children and 421,800 of such shares as a member of Aspire Partners LLC, a limited liability company that is the general partner of Aspire Partners, L.P.

          Michael Leeds is not the beneficial owner of any shares of Common Stock of the Company as of December 31, 2000.

        Generations Partners, L.P. is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 1,844,083 shares of Common Stock of the Company, representing 5.41% of the total number of shares outstanding as of December 31, 2000.

          Paul Leeds is the beneficial owner and has sole power to vote or to direct the vote and to dispose or direct the disposition of 231,327 shares owned by The David Leeds Grantor Trust, for which Paul Leeds acts as trustee, representing 0.67% of the total number of shares outstanding as of December 31, 2000.

          Carol Leeds is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or to direct the disposition, of 10,000 shares of Common Stock of the Company, representing 0.02% of the total number of shares outstanding as of December 31, 2000.

          Nancy Leeds Bunt is the beneficial owner of 470,012 shares of Common Stock of the Company, representing 1.38% of the total number of shares outstanding as of December 31, 2000. Nancy Leeds Bunt has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 466,812 of such shares (including 235,850 shares owned by GML Partners, L.P., a limited partnership of which Nancy Leeds Bunt is the general partner, and 1,000 shares as custodian for Jake Edward Bunt, and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 3,200 of such shares, all of which are held in her name in retirement and other accounts.

          Michele Rosenberg is the beneficial owner of 2,275,118 shares of Common Stock of the Company, representing 6.67% of the total number of shares outstanding as of December 31, 2000. Ms. Rosenberg has (i) sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,000 of such shares and (ii) shared power to vote or to direct the vote and to dispose or to direct the disposition of 2,273,118 of such shares as co-trustee for trusts for the benefit of the children of Richard Leeds, Robert Leeds and Bruce Leeds.

          Each of The Richard Leeds Irrevocable Trust, The Robert Leeds Irrevocable Trust and The Bruce Leeds Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 438,557 shares of Common Stock of the Company, representing 1.28% of the total number of shares outstanding as of December 31, 2000.

          The David Leeds Grantor Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 231,327 shares of Common Stock of the Company, representing 0.68% of the total number of shares outstanding as of December 31, 2000.

          The 1997 Richard Leeds Grantor Retained Annuity Trust, 1997 Robert Leeds Grantor Retained Annuity Trust and 1997 Bruce Leeds Grantor Retained Annuity Trust are not the beneficial owners of any shares of Common Stock of the Company.

          Each of The 1997 Richard Leeds Grantor Retained Annuity Trust II, The 1997 Robert Leeds Grantor Retained Annuity Trust II and The 1997 Bruce Leeds Grantor Retained Annuity Trust II is the beneficial owner, and has sole power to dispose or direct the disposition, of 269,147 shares of Common Stock of the Company representing 0.79% of the total number of shares outstanding as of December 31, 2000.

          GML Partners, L.P. is the beneficial owner, and has the sole power to vote or to direct the vote and to dispose or to direct the disposition, of 235,850 shares of Common Stock of the Company representing 0.69% of the total number of outstanding shares as of December 31, 2000.

          Each of The Richard Leeds Family Irrevocable Trust, The Robert Leeds Family Irrevocable Trust and The Bruce Leeds Family Irrevocable Trust is the beneficial owner, and has sole power to vote or to direct the vote and to dispose or direct the disposition, of 50,000 shares of Common Stock of the Company, representing 0.15% of the total number of shares outstanding as of December 31, 2000.

          The Company and each of the persons listed above (each, “Holder”) have entered into a stockholders agreement which contains, among other things, certain restrictions with respect to the transferability of certain shares of Common Stock held by the Holders, certain provisions regarding the election of directors, certain registration rights granted by the Company with respect to certain shares held by the Holders and certain provisions which may require a Holder to transfer stock in certain circumstances.

          Item 5. Ownership of Five Percent or Less of a Class.

          Not applicable.

          Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

          Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
                      By the Parent Holding Company.

          Not applicable.

          Item 8. Identification and Classification of Members of the Group.

          See Item 4 above.

          Item 9. Notice of Dissolution of Group.

          Not applicable.

          Item 10. Certification.

          Not applicable.

SIGNATURE

          After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001

/S/ RICHARD LEEDS
Richard Leeds

/S/ ROBERT LEEDS
Robert Leeds

/S/ BRUCE LEEDS
Bruce Leeds

/S/ MICHAEL LEEDS
Michael Leeds

/S/ PAUL LEEDS
Paul Leeds

/S/ CAROL LEEDS
Carol Leeds

/S/ NANCY LEEDS BUNT
Nancy Leeds Bunt

/S/ MICHAEL ROSENBERG
Michele Rosenberg

GENERATIONS PARTNERS, L.P.

By:	/S/ RICHARD LEEDS Richard Leeds, General Partner

THE RICHARD LEEDS IRREVOCABLE TRUST

By:	/S/ BRUCE LEEDS Bruce Leeds, as Trustee

By:	/S/ ROBERT LEEDS Robert Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE ROBERT LEEDS IRREVOCABLE TRUST

By:	/S/ BRUCE LEEDS Bruce Leeds, as Trustee

By:	/S/ RICHARD LEEDS Richard Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE BRUCE LEEDS IRREVOCABLE TRUST

By:	/S/ ROBERT LEEDS Robert Leeds, as Trustee

By:	/S/ RICHARD LEEDS Richard Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE DAVID LEEDS GRANTOR TRUST

By:	/S/ PAUL LEEDS Paul Leeds, as Trustee

THE 1997 RICHARD LEEDS GRANTOR RETAINED ANNUITY TRUST

By:	/S/ BRUCE LEEDS Bruce Leeds, as Trustee

By:	/S/ ROBERT LEEDS Robert Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE 1997 ROBERT LEEDS GRANTOR RETAINED ANNUITY TRUST

By:	/S/ RICHARD LEEDS Richard Leeds, as Trustee

By:	/S/ BRUCE LEEDS Bruce Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE 1997 BRUCE LEEDS GRANTOR RETAINED ANNUITY TRUST

By:	/S/ RICHARD LEEDS Richard Leeds, as Trustee

By:	/S/ ROBERT LEEDS Robert Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE 1997 RICHARD LEEDS GRANTOR RETAINED ANNUITY TRUST II

By:	/S/ BRUCE LEEDS Bruce Leeds, as Trustee

By:	/S/ ROBERT LEEDS Robert Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE 1997 RICHARD LEEDS GRANTOR RETAINED ANNUITY TRUST II

By:	/S/ BRUCE LEEDS Bruce Leeds, as Trustee

By:	/S/ ROBERT LEEDS Robert Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

GML PARTNERS, L.P.

By:	/S/ NANCY LEEDS BUNT Nancy Leeds Bunt, General Partner

THE RICHARD LEEDS FAMILY IRREVOCABLE TRUST

By:	/S/ ROBERT LEEDS Robert Leeds, as Trustee

By:	/S/ BRUCE LEEDS Bruce Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE ROBERT LEEDS FAMILY IRREVOCABLE TRUST

By:	/S/ RICHARD LEEDS Richard Leeds, as Trustee

By:	/S/ BRUCE LEEDS Bruce Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee

THE BRUCE LEEDS FAMILY IRREVOCABLE TRUST

By:	/S/ RICHARD LEEDS Richard Leeds, as Trustee

By:	/S/ ROBERT LEEDS Robert Leeds, as Trustee

By:	/S/ MICHELE ROSENBERG Michele Rosenberg, as Trustee